PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of the 26th day of December, 1997, by and between DW Michelson Associates, a California general partnership, having an office c/o Dean Witter Realty Inc., Two World Trade Center, 64th Floor, New York, New York 10048, (the "Seller"), Michelson Company Limited Partnership, a California limited partnership (the "Acquired Partnership") and SC Enterprises, a California limited partnership having an office at 2377 Crenshaw Boulevard, Suite 200, Torrance, California 90501 ("Purchaser").

                     W I T N E S S E T H

WHEREAS, the Seller is the owner of the land known and numbered as (i) 2600 Michelson Drive, Irvine, California, and (ii) One Center, Irvine, California;

WHEREAS, the Seller is the owner of 90% of the partnership interests (collectively, the "Interests") in the Acquired
Partnership;

WHEREAS, the Seller is the owner of the Notes (as defined herein);

WHEREAS, the Acquired Partnership is the Owner of two buildings and other improvements (the "Buildings") located on the Land;

WHEREAS, the Seller and the Purchaser have entered into negotiations wherein the Purchaser expressed intent to purchase the Property (as defined herein), the Notes and the Interests from the Seller and the Seller expressed its intent to sell the Property, the Notes and the Interests to the Purchaser; and

WHEREAS, the Seller and the Purchaser now desire to enter into an agreement whereby, subject to the terms and conditions contained herein, the Seller shall sell the Property, the Notes and the Interests to the Purchaser and the Purchaser shall purchase the Property, the Notes and the Interests from the Seller.

NOW, THEREFORE, in consideration of ten ($10.00) dollars and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

  Sale of the Property, the Notes and Interests.

The  Seller agrees to sell and convey to the Purchaser,  and the Purchaser agrees to purchase from the Seller, at the price and upon the terms and conditions set forth in this Agreement, (A) all those certain plots, pieces and parcels of land described in Schedule 1 hereto (the "Land") listed thereon as owned by the Seller, together with (i) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of the Seller pertaining to the Land, (ii) all right, title and interest of the Seller, if any, in and to the Buildings, (iii) all right, title and interest of the Seller, if any, in and to the trade names of the Buildings (the Land, together with all of the foregoing items listed in clauses (i)-(iii) above being hereinafter sometimes referred to as the "Property");
(B) all right, title and interests of the Seller in and to the Interests; and (C) the following promissory notes: (a) a certain Unsecured Promissory Note (the "Unsecured Note") dated as of October 23, 1991 made payable by Shurl Curci payable to the Seller in the principal amount of Nine Hundred and Fifty Thousand Dollars ($950,000), and (b) a certain Secured Promissory Note (the "Secured Note") dated as of October 23, 1991 made payable by Shurl Curci to the Seller in the principal amount of Two Hundred and Fifty Thousand Dollars ($250,000) (the Secured Note and the Unsecured Note are hereinafter collectively referred to as the "Notes").

  Excluded Property.

Specifically excluded from the Property and this sale are all items of personal property not described in Section 1 (and all personal property of tenants under the Leases) and the items described in Schedule 2 annexed hereto and made a part hereof.

  Closing Date.

The delivery of the Deed and the other documents referenced in Sections 8 and 9 hereof and the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the Los Angeles, California or other local California offices of the Escrow Agent no later than 10:00 A.M. on February 15, 1998 or such earlier date as Purchaser may elect, upon not less than five business days' written notice to Seller (the "Closing Date"). No further extensions of the Closing Date will be permitted except in accordance with Sections 5.1 or 6.2 hereof.

  Purchase Price.

  Payment of Purchase Price.

The purchase price to be paid by the Purchaser to the Seller for the Property, the Interests and the Notes (the "Purchase Price") is Sixty Four Million and no/100 Dollars ($64,000,000.00) (of which Sixteen Million Dollars ($16,000,000) is allocable to the Property, of which Twenty-Six Million Dollars ($26,000,000) is allocable to the satisfaction of all amounts outstanding under the Old Michelson Note (as hereinafter defined) and the remainder is allocable to the Interests and the Notes) payable as follows:

(a) Fifty Thousand and no/100 Dollars ($50,000.00) (the "Downpayment") shall be payable simultaneously with the execution and delivery of this Agreement, by delivery to Commonwealth Land Title Insurance Company (the "Escrow Agent") of a certified or bank check drawn on or by a bank which is a member of the New York Clearing House Association (a "Clearing House Bank") or a certified or bank check drawn on or by a local California bank which is approved by the Seller or by wire transfer of immediately available funds to the Escrow Agent's account as set forth in the Escrow Agreement. The Downpayment shall be held and disbursed by the Escrow Agent in accordance with the terms of Section 15. At the Closing, the Deposit shall be delivered to the Seller and such amount shall be credited against the portion of the Purchase Price payable pursuant to Section 2(b);

(b) Purchaser or Purchaser's Nominee (provided that this Agreement is assigned in accordance with Section 19 hereof) shall take title to the property subject to a deed of trust securing that certain Promissory Note (the "Old Michelson Note") dated March 14, 1988 made by Michelson Co. in the principal amount of $64,450,695, the balance of which is $26,000,000.

(c) The balance of the Purchase Price (i.e., the Purchase Price minus the credit set forth in Section 2(a) above), plus or minus the apportionments set forth in Section 3, shall be paid at the Closing by bank wire transfer of immediately available funds to the Seller's account or to the account or accounts of such other party or parties as may be designated by the Seller on or before the Closing Date.

  Order of Transaction.

The parties acknowledge that although the entire transaction is to close concurrently, the components of the entire transaction shall be deemed to close in the following order:

First: Purchaser is to purchase the Notes for the purchase price of $1,000,000;

Second: Purchaser or Purchaser's Nominee (provided this Agreement is assigned in accordance with Section 19 hereof) is to purchase the Property and the Interests for $63,000,000 less the amount of the indebtedness evidenced by the Old Michelson Note; and

Third:   Purchaser, in accordance with Section 9(a),  is  to
satisfy, in full, all amounts outstanding under the loan evidenced by the Old Michelson Note.

  Apportionments

The following revenues and expenses attributable to both the Property and the Buildings shall be apportioned between the Seller and the Purchaser at the Closing as of 11:59 p.m. of the day preceding the Closing Date (the "Adjustment Date"):

(a) fixed or base rents ("Rents") which have been prepaid, security deposits referred to in Section 8(b), Rents for the month in which the Closing occurs and Additional Rents and other amounts paid by tenants applicable to periods which expire after the Closing Date, which have been received by the Acquired Partnership shall be retained by the Acquired Partnership;

(b) real estate taxes, special assessments (but only any installment relating to the period in which the Adjustment Date occurs), water charges, sewer rents and charges and vault charges, if any, on the basis of the fiscal years (or applicable billing period if other than a fiscal year), respectively, for which same have been assessed and not recoverable from tenants under Leases;

(c)   value  of  prepaid  fuel  belonging  to  the  Acquired
Partnership stored on the Property, at the Acquired Partnership's cost, including any taxes, on the basis of a statement from the Acquired Partnership's suppliers shall be credited to Seller;

(d) any prepaid items, including, without limitation, fees for licenses and annual permit and inspection fees which are paid in connection with the Property shall be credited to Seller;

(e)  utilities, to the extent required by Section 3.4;

(f) deposits with telephone and other utility companies, and any other persons or entities who supply goods or services in connection with the Property shall be credited to Seller;

(g) personal property taxes, if any, on the basis of the fiscal year for which assessed and not recoverable from tenants under Leases; and

(h)  New Lease Expenses as provided in Section 10.1.2.

  Taxes.

If the amount of real estate taxes, special assessments or other taxes for the Property for the fiscal year during which Closing occurs is not finally determined at the
Adjustment Date, such taxes shall be apportioned on the basis of the full amount of the assessment for such period (or the assessment for the prior tax period if the assessment for the current tax period is not then known) and the rate for the immediately prior tax year, and shall be reapportioned as soon as the new tax rate and valuation, if any, has been finally determined. If any taxes which have been apportioned shall subsequently be reduced by abatement, the amount of such abatement, less the cost of obtaining the same and after deduction of sums payable to tenants under Leases or expired or terminated Leases, shall be equitably apportioned between the parties hereto.

  Rents.

  Arrearages. If on the Closing Date

  any tenant is in arrears in the payment of Rent or has not paid the Rent payable by it for the month in which the Closing occurs (whether or not it is in arrears for such month on the Closing Date), any Rents received by the
Purchaser or the Seller from such tenant after the Closing shall be applied to amounts due and payable by such tenant in the manner specified by such tenant, provided that, if the tenant does not so specify, such Rents shall be applied to amounts due and payable by such tenant during the following periods in the following order of priority: (i) first, to the month in which the Closing occurred, (ii) second, to the months following the month in which the Closing occurred, and (iii) third, to the months preceding the month in which the Closing occurred. If Rents or any portion thereof received by the Seller or the Purchaser after the Closing are due and payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees and costs and expenses expended in connection with the collection thereof, (to the extent not collected form or reimbursed by tenant) shall be promptly paid to the other party.

3.2.2  Additional Rents.

If any tenants are required to pay percentage rent, escalation charges for real estate taxes, parking charges, operating expenses and maintenance escalation charges, cost-of-living increases or other charges of a similar nature ("Additional Rents") and any Additional Rents are collected by the Purchaser or the Seller from a tenant after the Closing Date, then such Additional Rents shall be applied to amounts due and payable by such tenant in the manner specified by such tenant, provided that, if the tenant does not so specify, such Additional Rents shall be applied to amounts due and payable by such tenant during the following periods in the following order of priority: (i) first, to the month in which the Closing occurred, (ii) second, to the months following the month in which the Closing occurred, and (iii) third, to the months preceding the month in which the Closing occurred. If Additional Rents or any portion thereof received by the Seller or the Purchaser after the Closing are due and payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees and costs and expenses expended in connection with the collection thereof, (to the extent not collected from or reimbursed by tenants) shall be promptly paid to the other party.

3.2.3  Collection After Closing..

After the Closing, the Seller shall continue to have the right, in its own name, to demand payment of and to collect Rent and Additional Rent arrearages owed to the Seller by any tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any tenant (but which right shall specifically exclude any right to terminate the Lease). The Purchaser agrees to cooperate with the Seller in connection with all efforts by the Seller to collect such Rents and Additional Rents and to take all steps, whether before or after the Closing Date, as may be reasonably necessary to carry out the intention of the foregoing, including, without limitation, the delivery to the Seller, upon demand, of any relevant books and records, (including any Rent or Additional Rent statements, receipted bills and copies of tenant checks used in payment of such Rent or Additional
Rent), the execution of any and all consents or other documents, and the undertaking of any action reasonably necessary for the collection of such Rents and Additional Rents by the Seller, provided, that the cooperation required pursuant to this sentence shall not require the Purchaser to incur any costs or initiate any legal action against any tenant. If for any fiscal period which includes the Adjustment Date tenants are paying Additional Rent based upon estimates prepared by the Seller, such Additional Rents shall be reapportioned when the actual expenses for the fiscal period are known.

  Water.

If there is a water meter on the Property, the Seller shall furnish a reading to a date not more than thirty (30) days prior to the Closing Date, and the unfixed water charges and sewer rent, if any, based thereon for the intervening time shall be apportioned on the basis of such last reading.

  Utilities.

The Seller will attempt to obtain readings of fuel, telephone, electricity, and gas to be made as of the Adjustment Date. The Seller shall pay the bills based on such readings promptly after the same are rendered. If arrangements cannot be made for any such cut-off reading, the parties shall apportion the charges for such services on the basis of the bill therefor for the most recent billing period prior to the Adjustment Date, and when final bills are rendered for the period which includes the Adjustment Date the Seller and Purchaser shall promptly readjust the apportionments in accordance with such final bills.

  Post-Closing Adjustments.

The items set forth in this Section 3 shall be apportioned at the Closing by payment of the net amount of such apportionments to the Seller in the manner set forth herein for the payment of the Purchase Price if the net apportionment is in favor of the Seller or by a credit against the Purchase Price if the net apportionment is in favor of Purchaser. However, if any of the items subject to apportionment under the foregoing provisions of this Section 3 cannot be apportioned at the Closing because of the unavailability of the information necessary to compute such apportionment, or if any errors or omissions in computing apportionments at the Closing are discovered subsequent to the Closing, then such item shall be reapportioned and such errors and omissions corrected as soon as practicable after the Closing Date and the proper party reimbursed, which obligation shall survive the Closing for a period of one year after the Closing Date. Notwithstanding any of the foregoing provisions of this Section 3.5 to the contrary, the Purchaser and the Seller agree that the one year limitation set forth in this Section 3.5 shall not apply to the parties' obligations under Sections 3.1 and 3.2 and that such obligations shall survive the Closing forever.

The Seller shall pay in the ordinary course any accounts payable which are listed on Schedule 2 hereto as Excluded
Property.

  Due Diligence Period.

Notwithstanding anything to the contrary contained herein, the Purchaser shall have a forty-five (45) day period commencing on the date hereof (the "Due Diligence Period") to examine title to the Property, to inspect the physical and financial condition of the Property and to review the Property Information. Seller shall, within ten (10) days after Purchaser's written request, deliver to Purchaser Property Information, requested with adequate specificity by Purchaser, to the extent such Property Information is in the Seller's possession. Purchaser shall be responsible for the cost of locating, reproducing and forwarding such Property Information to Purchaser. Neither Purchaser nor the Purchaser's Representatives shall contact any governmental authority or any of the Seller's or the Acquired Partnership's tenants, vendors, employees, consultants or contractors prior to the Closing without (i) providing one
(1) day's advance notice (which notice may be telephonic) of each such proposed contact to the Seller, and (ii) providing the Seller and/or its representatives an opportunity to be present at the time of any such contact.

  Access to the Property.

During the Due Diligence Period, the Purchaser and the Purchaser's Representatives shall have the right to enter upon the Property and the Buildings for the sole purpose of inspecting the Property and the Buildings and making surveys, soil borings, engineering tests and other investigations, inspections and tests (collectively, "Investigations"), provided (i) the Purchaser shall give the Seller not less than three (3) business days' prior written notice before each entry, (ii) the first such notice shall include sufficient information to permit the Seller to review the scope of the proposed Investigations, and (iii) neither the Purchaser nor the Purchaser's Representatives shall permit any borings, drillings or samplings to be done on the Property or the Buildings without the Seller's prior written consent. Any entry upon the Property and all Investigations shall be during the Seller's normal business hours and at the sole risk and expense of the Purchaser and the Purchaser's Representatives, and shall not interfere with the activities on or about the Buildings or Property of the Seller or the Acquired Partnership, their tenants and their employees and invitees. The Purchaser shall:

(a) promptly repair any damage to the Property or the Buildings resulting from any such Investigations and replace, refill and regard any holes made in, or excavations of, any portion of the Property or the Buildings used for such Investigations so that the Property or the Buildings shall be in the same condition as that which existed prior to such Investigations;

(b)        fully  comply  with all Laws  applicable  to  the
Investigations  and  all  other  activities  undertaken   in
connection therewith;

(c) permit the Seller to have a representative present during all Investigations undertaken hereunder;

(d) take all actions and implement all protections necessary to ensure that all actions taken in connection with the Investigations, and the equipment, materials, and substances generated, used or brought onto the Property or into the Buildings pose no threat to the safety or health of persons or the environment, and cause no damage to the Property, or the Buildings or other property of the Seller, the Acquired Partnership or other persons;

(e) if requested by the Seller, furnish to the Seller, at Seller's expense, copies of all surveys, soil test results, engineering, asbestos, environmental and other studies and reports prepared by third parties relating to the Investigations which the Purchaser shall obtain with respect to the Property or the Buildings promptly after the Purchaser's receipt of same;

(f) maintain or cause to be maintained, at the Purchaser's expense, a policy of comprehensive general public liability insurance with a combined single limit of not less than $1,000,000 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $1,000,000 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the minimum amount of
$3,000,000,  insuring  the  Purchaser  and  the  Seller  and certain of Seller's Affiliates listed on Schedule 4, as additional insureds, against any injuries or damages to persons or property that may result from or are related to
(i) the Purchaser's and/or the Purchaser's Representatives' entry upon the Property or into the Buildings, (ii) any Investigations or other activities conducted thereon or therein, and (iii) any and all other activities undertaken by the Purchaser and/or the Purchaser's Representatives in connection with the Property or the Buildings, and deliver evidence of such insurance policy to the Seller at the earlier of ten (10) days after the date of this Agreement or the first entry on the Property; provided, however, this requirement may be satisfied by evidence satisfactory to Seller that Purchaser's blanket coverages include the coverages herein required.

(g) indemnify the Seller and the Seller's Affiliates and hold the Seller and the Seller's Affiliates harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including without limitation attorneys' fees and disbursements), suffered or incurred by the Seller or any of the Seller's Affiliates to the extent caused by (i) the Purchaser's and/or the Purchaser's Representatives' entry upon the Property or into the Buildings, (ii) any investigations or other activities conducted thereon or therein by the Purchaser or the Purchaser's Representatives, and (iii) any liens or encumbrances filed or recorded against the Property or the Buildings as a consequence of the Investigations; and

(h) not, at any time, contact or communicate with any tenant of the Property or the Buildings for any reason whatsoever without the prior written approval of the Seller, which communications, whether by telephone, in writing or in person, Seller or its designee shall have the right to be present at or otherwise participate in.

The provisions of this Section 4.1 shall survive the termination of this Agreement and the Closing.

  Purchaser's Termination Notice.

Subject  to  the  provisions of the last paragraph  of  this
Section 4.2, the Purchaser shall have the right to elect to terminate this Agreement by giving written notice (the "Purchaser's Termination Notice") of such election to the Seller at any time prior to the expiration of the Due Diligence Period if the Purchaser shall determine in its reasonable judgment and discretion that any of the following conditions to termination are not met as of the date of the Purchaser's Termination Notice, in which event the provisions of Section 14.1 shall apply:

(a) the transaction, and the financing requirements with respect thereto, satisfy the financial criteria of Purchaser; and

(b) the results of any and all inspections, investigations, tests and studies (including but not limited to inspections with regard to environmental conditions, hazardous materials, zoning, building codes and other governmental regulations, economic feasibility studies and seismic reports) with respect to the Property (including all structural and mechanical systems) are satisfactory and approved.

If for any reason whatsoever the Seller shall not have received the Purchaser's Termination Notice prior to the expiration of the Due Diligence Period, the Purchaser shall be deemed to have irrevocably waived the right of termination granted under this Section 4.2, and such right of termination shall be of no further force or effect.

  Estoppel Certificates.

Promptly after execution and delivery of this Agreement, the Seller agrees to request an Estoppel Certificate from each tenant under a Lease, but in no event shall it be deemed to be an obligation of the Seller under this Agreement to obtain executed Estoppel Certificates. The Estoppel Certificates shall be in the form annexed hereto as Exhibit B and made a part hereof; provided, however, if any tenant is required or permitted under its Lease to make different statements in a certificate of such nature than are set forth in Exhibit B, prior to requesting an Estoppel Certificate from such tenant, the Seller may modify the Estoppel Certificate for such tenant to set forth only the statements required under such tenant's Lease to be made by such tenant in such a certificate. If any tenant fails to deliver an Estoppel Certificate in the form required by this Agreement, Seller shall substitute in lieu thereof an estoppel certificate substantially in such form executed by Seller. If, however, subsequent to Closing, Seller obtains Estoppel Certificates from any tenant, such estoppel certificate will replace that executed by Seller. Each Estoppel Certificate shall be dated not earlier than forty-five (45) days prior to the Closing Date.

  Title.

The Seller shall convey and Purchaser or Purchaser's Nominee (provided this Agreement is assigned in accordance with
Section  19  hereof)  shall accept  title  to  the  Property subject  to  those  matters set forth on Schedule  5  hereto
(collectively  the  "Permitted Encumbrances").   The  Seller
shall deliver to Purchaser or Purchaser's Nominee (provided this Agreement is assigned in accordance with Section 19 hereof), with costs therefor allocated as set forth on
Schedule 6 within five (5) days after the execution of this Agreement, a commitment for an owner's fee title insurance policy with respect to the Property (the "Title Commitment") from Commonwealth Land Title Insurance Company (the "Title Company"), together with true and complete copies of all instruments giving rise to any defects or exceptions to
title  to  the  Property.   The  Seller  has  delivered   to
Purchaser or Purchaser's Nominee (provided this Agreement is assigned in accordance with Section 19 hereof), with costs therefor allocated as set forth on Schedule 6, hereto, an as-built survey ("Survey") of the Land and Building dated December 11, 1997 and prepared by PSOMAS and Associates in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by ALTA and ACSM.

  Unacceptable Encumbrances.

If the Title Commitment or the Survey indicate the existence of any liens or encumbrances (collectively, "Liens") or other defects or exceptions in or to title to the Property other than the Permitted Encumbrances (collectively, the "Unacceptable Encumbrances") subject to which Purchaser or Purchaser's Nominee (provided this Agreement is assigned in accordance with Section 19 hereof) is unwilling to accept title and Purchaser gives the Seller notice of the same within ten (10) days after the date hereof, the Seller shall undertake to eliminate the same (or to arrange for title insurance insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Property or the Buildings) subject to Section 5.2. Seller covenants to remove any monetary encumbrances which are not Permitted Encumbrances prior to the Closing. Purchaser hereby waives any right Purchaser or any person claiming by, through or under Purchaser, including Purchaser's Nominee (provided that this Agreement is assigned in accordance with
Section 19 hereof) may have to advance as objections to title or as grounds for Purchaser's refusal to close this transaction any Unacceptable Encumbrance which Purchaser does not notify the Seller of within such ten (10) day period unless (i) such Unacceptable Encumbrance was first raised by the Title Company subsequent to the date of the Title Commitment or Purchaser shall otherwise first discover same or be advised of same subsequent to the date of the Title Commitment, and (ii) Purchaser shall notify the Seller of the same within five (5) days after Purchaser first becomes aware of such Unacceptable Encumbrance. The Seller, in its sole discretion, may adjourn the Closing one or more times for up to sixty (60) days in the aggregate in order to eliminate Unacceptable Encumbrances. Notwithstanding anything contained in this Section 5.1, no lien or encumbrance which is not set forth in First American Title Insurance Company Commitment OR-9732345, (a copy of which has been provided to Purchaser) shall constitute an Unacceptable Encumbrance unless such lien or encumbrance shall have arisen subsequent to September 10, 1997.

  Removal of Unacceptable Encumbrances.

The Seller shall not be obligated to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate Unacceptable Encumbrances not waived by Purchaser or to arrange for title insurance insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Property; except that the Seller shall satisfy Unacceptable Encumbrances which are (i) mortgages and past due real estate taxes and assessments secured by or affecting the Property or the Buildings, and (ii) judgments against the Seller or other Liens secured by or affecting the Property which judgments and other Liens can be satisfied by payment of liquidated amounts not to exceed $50,000 in the aggregate for all such judgments and other Liens. The Seller may eliminate any such Unacceptable Encumbrance by the payment of amounts necessary to cause the removal thereof of record, by bonding over such Unacceptable Encumbrance in a manner reasonably satisfactory to Purchaser or by arranging for title insurance reasonably satisfactory to Purchaser insuring against enforcement of such Unacceptable Encumbrance against, or collection of the same out of, the Property or the Buildings.

  Options Upon Failure to Remove Unacceptable Liens.

If the Seller is unable or is not otherwise obligated (pursuant to Section 5.2) to eliminate all Unacceptable Encumbrances not waived by Purchaser, or to bond over in a manner reasonably satisfactory to Purchaser any Unacceptable Encumbrances not waived by Purchaser, or to arrange for title insurance reasonably acceptable to Purchaser insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Property, and to convey title in accordance with the terms of this Agreement on or before the Closing Date (whether or not the Closing is adjourned as provided in Section 5.1), Purchaser shall elect on the Closing Date, as its sole remedy for such inability of the Seller, either (i) to terminate this Agreement by notice given to the Seller pursuant to Section 14.1, in which event the provisions of Section 14.1 shall apply, or (ii) to accept title subject to such Unacceptable Encumbrances and receive no credit against, or reduction of, the Purchase Price.

  Use of Purchase Price.

If on the Closing Date there may be any Liens or other encumbrances which the Seller must pay or discharge in order to convey to Purchaser or Purchaser's Nominee, provided this Agreement is assigned in accordance with Section 19 hereof) such title as is herein provided to be conveyed, the Seller may use any portion of the Purchase Price to satisfy the same, provided:

(a) the Seller shall deliver to Purchaser, Purchaser's Nominee (provided this Agreement is assigned in accordance with Section 19 hereof) or the Title Company, at the Closing, instruments in recordable form and sufficient to satisfy such Liens or other encumbrances of record together with the cost of recording or filing said instruments; or

(b) the Seller, having made arrangements with the Title Company, shall deposit with said company sufficient moneys acceptable to said company to insure the obtaining and the recording of such satisfactions.

  Franchise Taxes.

Any franchise or corporate tax open, levied or imposed against the Seller or other owners in the chain of title that may be a Lien on the Closing Date shall not be an objection to title if the Title Company omits same from the title policy issued pursuant to the Title Commitment or excepts same but insures Purchaser or Purchaser's Nominee (provided this Agreement is assigned in accordance with Section 19 hereof) against collection thereof out of the Property.

  Transfer Taxes; Title Insurance Premiums.

At the Closing, the Seller and Purchaser shall each pay fifty percent (50%) of all documentary transfer and recording taxes (the "Transfer Tax Payments") imposed pursuant to the Laws of the State of California or any other governmental authority in respect of the transactions contemplated by this Agreement by delivery to the Title Company of sufficient funds to pay such taxes. Purchaser shall not be entitled to receive a credit against or abatement of the Purchase Price payable to the Seller at the Closing as a result of the Purchaser's share of the Transfer Tax Payments. At the Closing, the premiums due the Title Company to obtain title insurance policies in the form contemplated by the Title Commitment (as the same may be amended pursuant to this Agreement), the cost of obtaining the survey and other Closing-related expenses shall be paid in the manner set forth on Schedule 6 hereto.

 Representations and Warranties of the Seller.

The Seller represents and warrants to the Purchaser as follows:

(a) The Seller is a duly formed and validly existing general partnership organized under the laws of the State of California and is qualified under the laws of the State of California to conduct business therein.

(b) The Seller has the full, legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by the Seller pursuant to this Agreement (collectively, the "Seller's Documents"), to consummate the transaction contemplated hereby, and to perform its obligations hereunder and under the Seller's Documents.

(c) This Agreement and the Seller's Documents do not and will not contravene any provision of the partnership agreement of the Seller, any judgment, order, decree, writ or injunction issued against the Seller, or, to the Seller's actual knowledge, any provision of any laws or governmental ordinances, rules, regulations, orders or requirements (collectively, the "Laws") applicable to the Seller. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by the Seller under any agreement to which the Seller or any of its assets are subject or bound and will not result in a violation of any Laws applicable to the Seller.

(d) The Seller has no actual knowledge of any leases, licenses or other occupancy agreements affecting any portion of the Property or the Buildings (collectively, the "Leases") on the date hereof, except for the Leases listed in Schedule 7 annexed hereto and made a part hereof and that certain ground lease dated March 14, 1988 between the Seller, as lessor, and the Acquired Partnership, as lessee (the "Ground Lease"). To Seller's actual knowledge, the copies of the Leases furnished by the Seller to the Purchaser are true and complete. To the Seller's actual knowledge, the Leases are in full force and effect, without any material default by the Seller thereunder. To the Seller's actual knowledge, except as listed on Schedule 7, the Seller has not given or received any notice of default which remains uncured or unsatisfied, with respect to any of the Leases.

(e) To the Seller's actual knowledge, there are no pending actions, suits, proceedings or investigations to which the Seller is a party before any court or other governmental authority with respect to the Property or the Acquired Partnership except as set forth on Schedule 8 hereto.

(f)   Except  as disclosed on Schedule 9 hereto,  since  the
date the Seller acquired legal and beneficial title to the Interests (i) to Seller's actual knowledge, neither Seller nor any third party has engaged in the generation, use, manufacture, treatment, storage or disposal of any Hazardous Substance (as hereinafter defined) on the Property or the Buildings in violation of Applicable Environmental Law (as hereinafter defined), the cost of correction or remediation of which would have a material adverse effect upon the value of the Property and the Buildings, and (ii) to Seller's actual knowledge, neither Seller nor any third party has received any written notice from any governmental authority having jurisdiction over the Property or the Buildings of any violation of Applicable Environmental Law with respect to the Property or the Buildings which requires corrective action, the cost of which would have a material adverse effect upon the value of the Property or the Buildings. Disclosure of any matter on Schedule 9 hereto shall not constitute any admission by Seller that such matter was material or a violation of Applicable Environmental Law. As used in this Agreement, the term "Hazardous Substance" shall mean any substance, chemical or waste that is currently listed as hazardous, toxic or dangerous under Applicable Environmental Law. As used in this Agreement, the term "Applicable Environmental Law" shall mean the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq.; the Resource
Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901, et seq.; the Water Pollution Control Act, 33 U.S.C. 1251
et seq.; the Clean Air Act, 42 U.S.C. 7401 et seq.; and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; as the foregoing have been amended from time to time to the date of this Agreement; and any similar federal, state and local laws and ordinances and the regulations implementing such statutes in effect on the date hereof imposing liability or establishing standards of conduct for environmental protection.

(g)   Schedule 11 contains a list of the Licenses.   To  the
Seller's knowledge, the Licenses are in full force and effect and are sufficient for the operation of the Property and the Buildings as currently operated.

(h) The Seller has not entered into any agreement for the sale of all or any portion of the Property, the Notes or the Interests, or any option agreement for the acquisition of all or any portion of the Property, the Notes or the Interests, with any person other than the Purchaser.

(i) The Seller has no knowledge of any Contracts on the date hereof, except for the Contracts listed on Schedule 3 annexed hereto. The copies of the Contracts furnished by the Seller to the Purchaser are true and complete. To Seller's knowledge, there are no existing Seller defaults under any of the Contracts.

(j) To the Seller's knowledge it has not received any written notice from any governmental authority regarding any violation of any federal, state or local land use, zoning or other similar statute, regulation, ruling or order applicable to the Property or the Buildings.

(k) The Acquired Partnership is a limited partnership company duly organized, validly existing, and in good standing under the laws of the State of California and has all requisite power and authority to own and lease its properties and to conduct its business as presently conducted.

(l) The Partnership interests of the Acquired Partnership are as set forth in Schedule 12 hereto and the Interests constitute 90% of such Partnership interests and are owned (of record and beneficially) by the Seller. The Interests are duly authorized, validly issued, fully paid, nonassessable, and free and clear of liens. Neither the Seller nor the Acquired Partnership has or is bound by any
(i) outstanding subscriptions, options, warrants, calls, commitments, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold, any membership interests or any other equity security of the Acquired Partnership, or any securities described in the following clause (ii), or
(ii) securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any membership interest or any other equity security of the Acquired Partnership, or obligating it to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, or agreements.

(m) The Seller has delivered to Purchaser copies of the December 31, 1996 audited Consolidated Statement of Operations of the Acquired Partnership. To the knowledge of Seller, such financial statement was prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior, subject, in the case of interim and/or unaudited financial statements, to exclusion of statements of cash flows and changes in partnership interest owners' equity, compensation, the absence of footnotes, and adjustments consisting of normal year-end accruals, the effect of which, both individually and in the aggregate, is not material. To the knowledge of Seller, each of the balance sheets included in such financial statement fairly presents the financial condition of the Acquired Partnership, as of its date; and each of the statements of income, changes in partnership interest owners' equity, and cash flows included in such financial statements fairly presents the results of operations, changes in membership interest owners' equity, or cash flows, as the case may be, of the Acquired Partnership for the period covered thereby, subject, in the case of interim and/or unaudited financial statements, to the exceptions referred to above.

(n) To the knowledge of Seller, since December 31, 1996, there has not occurred any Material Adverse Effect with respect to the Acquired Partnership.

(o) To the knowledge of Seller, except with respect to matters that are the subject of specific representations and warranties set forth elsewhere in this Agreement, and except to the extent reflected or reserved against in the December 31, 1996 balance sheet, or incurred in the ordinary course of business after the date of such balance sheet, or incurred in connection with the transactions contemplated by this Agreement and described in Schedule 13, the Acquired Partnership has no material liabilities or obligations of any nature, whether accrued, absolute, contingent, or
otherwise  (including  without  limitation  liabilities   as
guarantor or otherwise with respect to obligations of others) and whether due or to become due.

(p) To the knowledge of Seller, the Acquired Partnership has timely filed all tax returns required to be filed by it, each such tax return has been prepared in compliance with all applicable laws and regulations, and all taxes shown to be due thereon have been paid. To the knowledge of Seller, all taxes due and payable by the Acquired Partnership have been paid or properly accrued, and the Acquired Partnership will not be liable for any additional taxes in respect of any taxable period ending on or before the Closing in an amount that exceeds the corresponding reserve therefor, if any, reflected in Schedule 14.

(q) To the knowledge of Seller, no deficiency or proposed adjustment in respect of taxes that has not been settled or otherwise resolved has been asserted or assessed by any taxing authority against the Acquired Partnership. Seller covenants that it shall pay any and all taxes which may be assessed or levied against the Acquired Partnership attributable to any period of time preceding the Closing.

  Survival of Representations.

The representations and warranties of the Seller set forth in this Section 6 (i) shall be true, accurate and correct in all material respects upon the execution of this Agreement and shall be deemed to be repeated on and as of the Closing Date (except as they relate only to an earlier date), and
(ii) shall remain operative and shall survive the Closing and the execution and delivery of the Deed for a period of one year following the Closing Date and then shall expire, and no action or claim based thereon shall be commenced after such period.

  Discovery of Untrue Representation.

If at or prior to the Closing, (i) the Purchaser shall become aware that any of the representations or warranties made herein by the Seller is untrue, inaccurate or incorrect in any material respect and shall give the Seller notice thereof at or prior to the Closing, or (ii) the Seller shall notify the Purchaser that a representation or warranty made herein by the Seller is untrue, inaccurate or incorrect, then the Seller may, in its sole discretion, elect by notice to the Purchaser to adjourn the Closing one or more times for up to sixty (60) days in the aggregate in order to cure or correct such untrue, inaccurate or incorrect representation or warranty. If any such representation or warranty is not cured or corrected by the Seller on or before the Closing Date (whether or not the Closing is adjourned as provided above), then the Purchaser, as its sole remedy for such inability of Seller, shall elect either
(i) to waive such misrepresentations or breaches of warranties and consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price, or (ii) to terminate this Agreement by notice given to Seller pursuant to the provisions of Section
14.1. In the event the Closing occurs, Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to Purchaser or any person claiming by, through or under Purchaser, including, without limitation, Purchaser's Nominee (provided this Agreement is assigned in Accordance with Section 19 of this Agreement) at law, in equity or under this Agreement to make a claim against the Seller for damages that the Purchaser or any such party individually or jointly may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of the Seller's representations or warranties being untrue, inaccurate or incorrect if the Purchaser knew, should have known or is deemed to have known that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing and the Purchaser nevertheless accepts title hereunder.

  Limited Nature of Representations.

The Purchaser acknowledges that neither the Seller nor any of the Seller's Affiliates, nor any of their agents or representatives, nor Broker has made any representations or held out any inducements to the Purchaser other than those specifically set forth in this Agreement. The Purchaser acknowledges that the Seller, pursuant to the terms of this Agreement, has afforded the Purchaser the opportunity for full and complete investigations, examinations and inspections of the Property, the Buildings, the Acquired Partnership and all Property Information. The Purchaser acknowledges and agrees that (i) the Property Information delivered or made available to the Purchaser and the Purchaser's Representatives by the Seller or the Seller's Affiliates, or any of their agents or representatives may have been prepared by third parties and may not be the work product of the Seller and/or any of the Seller's Affiliates;
(ii) neither the Seller nor any of the Seller's Affiliates has made any independent investigation or verification of, or has any knowledge of, the accuracy or completeness of, the Property Information; (iii) the Purchaser is relying solely on its own investigations, examinations and inspections of the Property, the Buildings and the Acquired Partnership and those of the Purchaser's Representatives and are not relying in any way on the Property Information furnished by the Seller or any of the Seller's Affiliates, or any of their agents or representatives; and (iv) except as otherwise expressly set forth herein, the Seller expressly disclaims any representations or warranties with respect to the accuracy or completeness of the Property Information, and the Purchaser releases the Seller and the Seller's Affiliates, and their agents and representatives, from any and all liability with respect thereto. The Purchaser hereby fully and irrevocably releases the Seller and the Seller's Affiliates from any and all claims that it or any person claiming by, through or under Purchaser, including, without limitation, Purchaser's Nominee (provided this Agreement is assigned in accordance with Section 19 hereof) may now have or hereafter acquire against any of the Seller or the Seller's Affiliates for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to the presence of environmentally hazardous, toxic or dangerous substances, or any other conditions (whether patent, latent or otherwise) affecting the Property, the Buildings and the Acquired Partnership, except for (i)
claims against the Seller based upon any obligations and liabilities of the Seller expressly provided in this Agreement or any other document to be executed and delivered by the Seller pursuant to Section 8 hereof, and (ii) claims based upon the fraudulent actions (or failure to act) of the Seller.

The provisions of this Section 6 shall survive the Closing.

  Representations and Warranties of the Purchaser.

The Purchaser represents and warrants to the Seller as follows:

(a) The Purchaser has the full, legal right, power, authority and financial ability to execute and deliver this Agreement and all documents now or hereafter to be executed by them pursuant to this Agreement (collectively, the "Purchaser's Documents"), to consummate the transactions contemplated hereby, and to perform its obligations hereunder and under the Purchaser's Documents.

(b) This Agreement and the Purchaser's Documents do not and will not contravene any provision of the limited partnership agreement of Purchaser, any judgment, order, decree, writ or injunction issued against the Purchaser, or any provision of any Laws applicable to the Purchaser. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by the Purchaser under any agreement to which the Purchaser or any of its assets are subject or bound and will not result in a violation of any Laws applicable to the Purchaser.

(c) To the Purchaser's actual knowledge, there are no pending actions, suits, proceedings or investigations to which the Purchaser is a party before any court or other governmental authority which may have an adverse impact on the transactions contemplated hereby.

(d) The Purchaser acknowledges that neither the Interests nor the Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), nor under any state securities or "Blue Sky" laws, and represents and warrants that it is acquiring the Interests and the Notes for investment only, and not with a view toward distribution thereof.

The representations and warranties of the Purchaser set forth in this Section 7 and elsewhere in this Agreement shall be true, accurate and correct in all material respects upon the execution of this Agreement, shall be deemed to be repeated on and as of the Closing Date (except as they relate only to an earlier date) and shall survive the Closing.

  Documents to be Delivered by the Seller at Closing.

At the Closing, the Seller shall execute, acknowledge and/or deliver, as applicable, the following to the Purchaser or the Purchaser's Nominee (provided this Agreement is assigned in accordance with Section 19 hereof) or the Title Company:

(a) A grant deed or its equivalent (the "Deed") conveying title to the Property to Purchaser or Purchaser's Nominee (provided this Agreement is assigned in accordance with Section 19 hereof) in the form of Exhibit A annexed hereto and made a part hereof.

(b) To the extent in the Seller's possession, executed counterparts of all Leases and New Leases and any amendments, guarantees and other documents relating thereto, together with a schedule of all tenant security deposits thereunder and the accrued interest on such security deposits payable to tenants which are in the possession of or received by the Seller.

(c) A certificate of a general partner of the Seller that the Seller has taken all necessary partnership action to authorize the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby.

(d)    Executed   originals  of  all  Estoppel  Certificates
referenced in Section 4.3 and any other Estoppel Certificates, received by the Seller from tenants prior to the Closing Date and not previously delivered to the Purchaser; provided, that all required Estoppel Certificates shall be delivered to the Purchaser not later than three (3) days prior to the Closing Date.

(e)   To  the  extent  in the Seller's  possession  and  not
already located at the Property, keys to all entrance  doors
to,   and  equipment  and  utility  rooms  located  in,  the
Property.

(f) To the extent in the Seller's possession and not already located at the Property, all licenses, permits, certificates, approvals, authorizations and variances issued for or with respect to the Property or the Buildings by any governmental authority (collectively, the "Licenses").

(g) To the extent in the Seller's possession, executed counterparts of all purchase orders, equipment leases, advertising agreements, franchise agreements, license agreements, management agreements, leasing and brokerage agreements and other service contracts relating to the operation of the Property or the Buildings (collectively, the "Contracts") and all warranties in connection therewith which are in effect on the Closing Date.

(h) To the extent in the Seller's possession and not located at the Buildings, plans and specifications of the Buildings.

(i) A "FIRPTA" affidavit sworn to by the Seller in the form of Exhibit D annexed hereto and made a part hereof. The Purchaser acknowledges and agrees that upon the Seller's delivery of such affidavit, the Purchaser shall not withhold any portion of the Purchase Price pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(j)  A California Form 590.

(k) A closing statement setting forth the adjustments contemplated by Section 3 hereof.

(l) All books and records of the Acquired Partnership in the Seller's possession and all other documents the Seller is required to deliver pursuant to the provisions of this Agreement.

(m)   An  Assignment and Assumption of Partnership  Interest
Agreement (the "Assignment Agreement") in favor of Purchaser substantially in the form of Exhibit E attached hereto.

(n)    Amended   and   Restated   Certificate   of   Limited
Partnership.

(o)   A  Non-Recourse Assignment of the  Notes  (the  "Notes
Assignment") in the form of Exhibit I attached hereto.

(p)  Either (i) each original Note endorsed to Purchaser, or
(ii) if any original Note is not in Seller's possession a Lost Note Affidavit with respect to such Note.

(q)   An  Assignment  of  the  Ground  Lease  by  Seller  to
Purchaser or Purchaser's Nominee.
 Documents to be Delivered by the Purchaser at Closing.

At the Closing, the Purchaser shall execute, acknowledge and/or deliver, as applicable, the following to the Seller or the Title Company, as applicable:

(a) The cash portion of the Purchase Price payable at the Closing pursuant to Section 2, subject to apportionments, credits and adjustments as provided in this Agreement.

(b)  The Assignment Agreement.

(c)  The Notes Assignment.

(d) Copies of Purchaser's partnership agreement and partnership certificate (if applicable) and, if required by law or its partnership agreement, copies of partnership resolutions and/or consents of the partners authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, all certified as true and correct by the managing general partner of Purchaser, or in the absence thereof, then by all of the partnership's general partners; (ii) a legal existence certificate issued by the State of California of the organization of Purchaser, dated within thirty (30) days preceding the Closing Date; and (iii) a qualification to do business certificate issued by the State of California, dated within thirty (30) days preceding the Closing Date.

(e)   The payments of the Purchaser as set forth in Schedule
6 hereto.

(f)   The  Release, Covenant Not to Sue and  Indemnification
Agreement, the form of which is attached as Exhibit J hereto.

(g) All other documents the Purchaser is required to deliver pursuant to the provisions of this Agreement.

Operation of the Property prior to the Closing Date.

Between  the  date hereof and the Closing Date,  the  Seller shall,  subject to this Section 10, continue to operate  and
maintain  the  Property  and  the  Buildings  in  a   manner
consistent with past practices.
  New Leases.

Except as hereinafter provided in this Section 10.1, the Acquired Partnership may not modify, extend, renew, cancel or permit the expiration of any Lease or enter into any proposed Lease of all or any portion of the Buildings without Purchaser's written consent which consent shall not be unreasonably withheld (and which consent shall be deemed given three (3) business days following the Seller's notifying Purchaser of its proposed action under this
Section 10.1, unless Purchaser expressly objects to such action in writing prior to such time); provided, however, that such Lease is on Acquired Partnership's standard form with such changes as Acquired Partnership deems appropriate in the exercise of its reasonable discretion (or, in the case of any Lease amendment, such amendment is in a form commonly used by landlords operating properties similar to the Buildings). After the expiration of the Due Diligence Period, the Acquired Partnership shall not modify, extend, renew or cancel (subject to Section 10.2) any Lease or enter into any proposed Lease of all or any portion of the
Buildings if such then existing or proposed Lease demises more than 5,000 rentable square feet of the Buildings without Purchaser's prior consent in each instance, which consent shall not be unreasonably withheld and shall be given or denied, with the reasons for any such denial, within five (5) days after receipt by Purchaser of the Acquired Partnership's notice requesting Purchaser's consent to the proposed action relating to such existing or proposed Lease. If Purchaser fails to reply to the Acquired Partnership's request for consent in a notice given within such period or if Purchaser expressly denies its consent but fails to provide the Acquired Partnership with the reasons for such denial, Purchaser's consent shall be deemed to have been granted. The Purchaser hereby acknowledges receipt of that Second Amendment of Lease (the "Second Amendment") executed November 25, 1997 by and between the Acquired Partnership as landlord, and Citicorp North American, Inc., a Delaware Corporation as tenant, which amends the Lease Agreement dated March 22, 1988 between the aforesaid parties, and agrees to abide by its terms, which include the covenant that Purchaser agrees to accept all responsibility for all costs associated with the obligations of the Acquired Partnership under the Second Amendment.

  New Lease Expenses.

If after the date of this Agreement the Acquired Partnership enters into any Leases, or if there is any extension or renewal of any Leases, whether or not such Leases provide for their extension or renewal, or any expansion or modification  of  any  Leases (each,  a  "New  Lease"),  the
Acquired Partnership shall keep accurate records of all expenses (collectively, "New Lease Expenses") incurred in connection with each New Lease, including, without limitation, the following: (i) brokerage commissions and fees relating to such leasing transaction, (ii) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the tenant's requirements with regard to such leasing transaction, (iii) reimbursements to the tenant for the cost of any of the items described in the preceding clause
(ii), (iv) rent concessions relating to the demised space provided the tenant has the right to take possession of such demised space during the period of such rent concessions, and (v) expenses incurred for the purpose of satisfying or terminating the obligations of a tenant pursuant to a New Lease with the Acquired Partnership as landlord that may be due under another lease (whether or not such other lease covers space in the Property or the Buildings).

  Allocation of New Lease Expenses.

The New Lease Expenses for each New Lease allocable to and payable by the Seller shall be determined by multiplying the amount of such New Lease Expenses by a fraction, the numerator of which shall be the number of days contained in that portion, if any, of the term of such New Lease commencing on the date on which the tenant thereunder shall have commenced to pay fixed rent ("Rent Commencement Date") and expiring on the date immediately preceding the Closing Date, and the denominator of which shall be the total number of days contained in the period commencing on the Rent Commencement Date and expiring on the date of the scheduled expiration of the term of such New Lease, without provision for any optional extensions or renewals, and the remaining balance of the New Lease Expenses for each New Lease shall be allocable to and payable by the Purchaser by addition to the Purchase Price. At the Closing, the Purchaser shall reimburse the Seller for all New Lease Expenses theretofore paid by the Seller or the Acquired Partnership, if any, in excess of the portion of the New Lease Expenses allocated to the Seller pursuant to the provisions of the preceding sentence. At the Closing, the Seller shall reimburse the Purchaser for all New Lease Expenses not theretofore paid by the Seller or the Acquired Partnership, if any, attributable to the portion of the New Lease Expenses allocated to the Seller pursuant to the provisions of the preceding sentence. For purposes of this Section 10.1.2, the Rent Commencement Date under a renewal, extension, expansion or modification of a Lease shall be deemed to be (i) in the case of a renewal or extension (whether effective prior to or after the Closing, or in the form of an option exercisable in the future), the first date during such renewal or extension period after the originally scheduled expiration of the term of such Lease on which the tenant under such Lease commences to pay fixed rent, (ii) in the case of an expansion (whether effective prior to or after the Closing, or in the form of an option exercisable in the future), the date on which the tenant under such Lease commences to pay fixed rent for the additional space, and (iii) in the case of a modification not also involving a renewal, extension or expansion of such Lease, the effective date of such modification agreement. The provisions of this Section 10.1.2 shall survive the Closing.

  Termination of Existing Leases.

Notwithstanding anything to the contrary contained in this Agreement, the Acquired Partnership may, with the written consent of Purchaser, which consent shall not be unreasonably withheld (and which consent shall be deemed given three (3) business days following the Seller's notifying Purchaser of its proposed action under this
Section 10.2, unless Purchaser expressly objects to such action in writing prior to such time), but is not obligated, to institute summary proceedings against any tenant or terminate any Lease as a result of a default by the tenant thereunder prior to the Closing Date. Neither the Seller nor the Acquired Partnership makes any representations nor assumes any responsibility with respect to (i) the continued occupancy of the Property or any part thereof by any tenant and (ii) the fulfillment by any tenant of its obligations under any Lease. The removal of a tenant whether by summary proceedings or otherwise prior to the Closing Date shall not give rise to any claim on the part of Purchaser. Further, Purchaser agrees that it shall not be grounds for
Purchaser's refusal to close this transaction that any tenant is a holdover tenant or in default under its Lease pursuant to any economic or non-economic terms of its Lease on the Closing Date and Purchaser shall accept title subject to such holding over or default without credit against, or reduction of, the Purchase Price.

  Contracts.

Except as hereinafter provided in this Section 10.3, the Acquired Partnership may cancel, modify, extend, renew or permit the expiration of Contracts and may enter into any new Contract without the Purchaser's prior consent. After the expiration of the Due Diligence Period, the Acquired Partnership shall not modify, extend, renew or cancel
(except  as  a  result  of  a default  by  the  other  party thereunder  or  if  Purchaser has given notice  pursuant  to
Section 4.2(e) that a Contract is unacceptable) any Contracts, or enter into any new Contract without the Purchaser's prior consent in each instance, which consent shall not be unreasonably withheld or delayed, and if withheld, the Purchaser shall promptly give the Seller and the Acquired Partnership a notice stating the reasons therefor. If the Purchaser fails to reply within five (5) days to the Acquired Partnership's request for consent in a notice given pursuant to this Section 10.3 or if the Purchaser expressly denies its consent but fails to provide the Seller and the Acquired Partnership with the reasons for such denial, the Purchaser's consent shall be deemed to have been granted. Seller agrees to terminate the property management agreement currently in place on or prior to the Closing.

  Broker.

The Purchaser and the Seller represent and warrant to each other they have not dealt with any Broker in connection with the Property, the Notes, the Interests and the transactions described herein. Each party hereto agrees to indemnify, defend and hold the other harmless from and against any and all claims, causes of action, losses, costs, expenses, damages or liabilities, including reasonable attorneys' fees and disbursements, which the other may sustain, incur or be exposed to, by reason of any claim or claims by any broker, finder or other person, for fees, commissions or other compensation arising out of the transactions contemplated in this Agreement if such claim or claims are based in whole or in part on dealings or agreements with the indemnifying party. The obligations and representations and warranties contained in this Section 11 shall survive the termination of this Agreement and the Closing.

  Casualty; Condemnation.

  Damage or Destruction.

If a "material" part (as hereinafter defined) of either the Property or the Buildings is damaged or destroyed by fire or other casualty, the Seller shall notify the Purchaser of such fact and the Purchaser shall have the option to terminate this Agreement upon notice to the Seller given not later than ten (10) days after receipt of the Seller's notice; provided, however, that the Purchaser's election shall be ineffective if within ten (10) days after the Seller's receipt of the Purchaser's election notice, the Seller shall elect by notice to the Purchaser to repair such damage or destruction and shall thereafter complete such repair within ninety (90) days after the then scheduled Closing Date at the time of the Purchaser's election. If the Seller makes such election to repair, the Seller shall have the right to adjourn the Closing Date one or more times for up to ninety (90) days in the aggregate in order to complete such repairs and shall have the right to retain all insurance proceeds which the Seller may be entitled to
receive  as  a  result of such damage  or  destruction.   If
(i) the Purchaser does not elect to terminate this Agreement as to the damaged Property or Buildings, (ii) the Purchaser elects to terminate this Agreement as to the damaged Property or damaged Buildings but such election is ineffective because the Seller elects to repair such damage and completes such repair within such ninety (90) day period provided above, or (iii) there is damage to or destruction of an "immaterial" part ("immaterial" is herein deemed to be any damage or destruction which is not "material", as such term is hereinafter defined) of the Property or the Buildings, the Purchaser shall close title as provided in this Agreement and, at the Closing, the Seller shall, unless the Seller has repaired such damage or destruction prior to the Closing, (x) pay over to the Purchaser the proceeds of any insurance collected by the Seller, plus an amount equal to any deductible attributable to such insurance policy, less the amount of all costs incurred by the Seller in connection with the repair of such damage or destruction, and (y) assign and transfer to the Purchaser all right, title and interest of the Seller in and to any uncollected insurance proceeds which the Seller may be entitled to receive from such damage or destruction. A "material" part of the Property or the Buildings shall be deemed to have been damaged or destroyed if the cost of repair or replacement shall be five percent (5%) or more of the Purchase Price, or if such damage or destruction is not an insured casualty.

  Condemnation.

If, prior to the Closing Date, all or any "significant" portion (as hereinafter defined) of the Property or the Buildings is taken by eminent domain or condemnation (or is the subject of a pending taking which has not been consummated), the Seller shall notify the Purchaser of such fact and the Purchaser shall have the option to terminate this Agreement upon notice to the Seller given not later than ten (10) days after receipt of the Seller's notice. If the Purchaser does not elect to terminate this Agreement, or if an "insignificant" portion ("insignificant" is herein deemed to be any taking which is not "significant", as such term is herein defined) of the Property or the Buildings is taken by eminent domain or condemnation, at the Closing the Seller shall assign and turnover, and the Purchaser shall be entitled to receive and keep, all awards or other proceeds for such taking by eminent domain or condemnation. A "significant" portion of the Property or the Buildings means
(i) 10% or more of the Buildings (ii) a portion of the parking areas if the taking thereof reduces the remaining available number of parking spaces below the minimum legally required, or (iii) a legally required driveway on the Land if such driveway is the predominant means of ingress thereto or egress therefrom.

  Termination.

If the Purchaser effectively terminates this Agreement pursuant to Section 12.1 or 12.2, this Agreement shall be terminated and the rights of the parties shall be the same as if notice of termination were given pursuant to Section 14.1.

  Conditions Precedent to Closing.

   Conditions  Precedent to the Purchaser's  Obligations  to
Perform.

 The Purchaser's obligation under this Agreement to purchase the Property, the Notes and the Interests is subject to the fulfillment of each of the following conditions: (i) the representations and warranties of the Seller contained herein shall be materially true, accurate and correct as of the Closing Date except to the extent they relate only to an earlier date; (ii) the Seller shall be ready, willing and able to deliver title to the Property, the Notes and the Interests in accordance with the terms and conditions of this Agreement; (iii) any conditions precedent to the Purchaser's obligation to purchase the Property, the Notes and the Interests is validly listed in the Purchaser's Termination Notice as being unsatisfied has been satisfied; and (iv) the Seller shall have delivered all the documents and other items required pursuant to Section 8, and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement to be performed or complied with by the Seller at or prior to the Closing.

    Conditions  Precedent  to the  Seller's  Obligations  to
Perform.

  The Seller's obligation under this Agreement to sell the Property, the Notes and the Interests to the Purchaser is subject to the fulfillment of each of the following conditions: (i) the representations and warranties of the Purchaser contained herein shall be materially true, accurate and correct as of the Closing Date; (ii) the Purchaser shall have delivered the funds required hereunder and all the documents to be executed by the Purchaser set forth in Section 9 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement to be performed or complied with by the Purchaser at or prior to the Closing;
(iii) all consents and approvals of governmental authorities and parties to agreements to which the Purchaser is party or by which the Purchaser's assets are bound that are required with respect to the consummation of the transactions contemplated by this Agreement shall have been obtained and copies thereof shall have been delivered to the Seller at or prior to the Closing; and (iv) the additional matters set forth in Schedule 10 annexed hereto and made a part hereof shall have occurred or been delivered to the Seller, as applicable, at or prior to the Closing.



 Remedies Upon Failure to Satisfy Conditions.

  In the event that any condition contained in Sections 13.1 or 13.2 is not satisfied, the party entitled to the satisfaction of such condition as a condition to its obligation to close title shall have as its sole remedy hereunder the right to elect to (i) waive such unsatisfied condition whereupon title shall close as provided in this Agreement or (ii) proceed as provided in Section 14 hereof.

  Remedies.

  Seller's Inability to Perform.

If the Closing fails to occur by reason of the Seller's inability to perform its obligations under this Agreement which has not been waived pursuant to Section 13.3, then the Purchaser, as its sole remedy for such inability of the
Seller, may terminate this Agreement by notice to the Seller. If the Purchaser elects to terminate this Agreement, then this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein (collectively, the "Surviving Obligations"), and except that the Purchaser shall be entitled to a return of the Deposit provided the Purchaser is not otherwise in default hereunder. Except as set forth in this Section 14.1, the Purchaser hereby expressly waives, relinquishes and releases any other right or remedy available to it at law, in equity or otherwise by reason of the Seller's inability to perform its obligations hereunder (Nothing contained in this Section 14.1 shall be construed to limit any right or remedy to which the Purchaser may be entitled pursuant to
Section 14.3, in the event of Seller's failure or refusal to perform its obligations hereunder at Closing). Notwithstanding anything to the contrary herein, if the Seller's inability to perform its obligations under this Agreement is a result of any action of, or failure to act by, the Purchaser or any of the Purchaser's Representatives, the Purchaser shall not be relieved of its obligations under this Agreement and Purchaser shall not be entitled to any right or remedy provided in this Section 14.1 or elsewhere in this Agreement.

  Purchaser's Failure to Perform.

In the event of a default hereunder by the Purchaser or if the Closing fails to occur by reason of the Purchaser's failure or refusal to perform their obligations hereunder, then the Seller may terminate this Agreement by notice to the Purchaser. PURCHASER AND SELLER AGREE THAT IT WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX, AT THE TIME OF SIGNING THIS AGREEMENT, THE ACTUAL DAMAGES WHICH WOULD BE SUFFERED IF THE PURCHASER FAILS OR REFUSES TO PERFORM ITS OBLIGATIONS HEREUNDER. THEREFORE, IF PURCHASER FAILS OR REFUSES TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT AND IF THE SELLER ELECTS TO TERMINATE THIS AGREEMENT, THEN THIS AGREEMENT SHALL BE TERMINATED AND THE SELLER MAY RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES FOR ALL LOSS, DAMAGE AND EXPENSES SUFFERED BY THE SELLER, AND NO PARTY SHALL HAVE ANY FURTHER RIGHTS, OBLIGATIONS OR LIABILITIES HEREUNDER, EXCEPT FOR THE SURVIVING OBLIGATIONS.



Purchaser's Initials                    Seller's Initials

Nothing contained herein shall limit or restrict the Seller's ability to pursue any rights or remedies it may have against the Purchaser with respect to the Surviving Obligations. Except as set forth in this Section 14.2 and the Surviving Obligations, the Seller hereby expressly waives, relinquishes and releases any other right or remedy available to it at law, in equity or otherwise by reason of the Purchaser's default hereunder or the Purchaser's failure or refusal to perform their obligations hereunder. Notwithstanding anything to the contrary herein, if the Purchaser's default or the Purchaser's failure or refusal to perform their obligations under this Agreement is a result of any action of, or failure to act by, the Seller or any of the Seller's Affiliates, the Seller shall not be relieved of its obligations under this Agreement and the Seller shall not be entitled to any right or remedy provided in this
Section 14.2 or elsewhere in this Agreement.

  Seller's Failure to Perform.

If the Closing fails to occur by reason of the Seller's failure or refusal to perform its obligations hereunder which has not been waived by the Purchaser, then the
Purchaser, as its sole remedy hereunder, may (i) seek specific performance from the Seller, provided that the
Purchaser is ready, willing and able to consummate the transaction and satisfy each and every obligation of Purchaser hereunder as of the Closing Date or (ii) terminate this Agreement by notice to the Seller. If the Purchaser elects to terminate this Agreement, the Deposit shall be refunded to the Purchaser as set forth in the Escrow Agreement attached hereto as Exhibit F. As a condition precedent to the Purchaser exercising any right it may have to bring an action for specific performance as the result of the Seller's failure or refusal to perform its obligations hereunder, the Purchaser must commence such an action for specific performance within ninety (90) days after the occurrence of such default. The Purchaser agrees that its failure to timely commence such an action for specific performance within such ninety (90) day period shall be deemed a waiver by the Purchaser, or any person or entity claiming by, through, or under Purchaser, including without limitation, Purchaser's Nominee (provided this Agreement is assigned in accordance with Section 19 hereof), of any right which it or they may have had to commence such an action. Notwithstanding anything to the contrary herein, if the Seller's failure or refusal to perform its obligations under this Agreement is a result of any action of, or failure to act by, the Purchaser or any of the Purchaser's Representatives, the Purchaser shall not be relieved of its obligations under this Agreement and Purchaser shall not be entitled to any right or remedy provided in this Section
14.3 or elsewhere in this Agreement.

  Escrow.

The Escrow Agent shall hold the Downpayment and all interest accrued thereon, if any (collectively, the "Deposit") in escrow and shall dispose of the Deposit only in accordance with the provisions of that certain Escrow Agreement of even date herewith by and among the Escrow Agent, the Purchaser and the Seller relating to the Property, the Notes and the Interests (the "Escrow Agreement") in the form of Exhibit F hereto. Simultaneously with their execution and delivery of this Agreement, the Purchaser and the Seller shall furnish the Escrow Agent with their true Federal Taxpayer Identification Numbers so that the Escrow Agent may file appropriate income tax information returns with respect to any interest earned on or credited to the Deposit. The party entitled to the economic benefit of the Deposit representing interest earned on the Downpayment shall be the party responsible for the payment of any tax due thereon.

The provisions of the Escrow Agreement shall survive the termination of this Agreement and the Closing.

  Notices.

All notices, elections, consents, approvals, demands, objections, requests or other communications which the Seller, the Acquired Partnership or the Purchaser may be required or desire to give pursuant to, under or by virtue of this Agreement must be in writing and (i) delivered by hand to the addresses set forth below, or (ii) (a) sent by express mail or courier (for next business day delivery), or
(b) sent by certified or registered mail, return receipt requested with proper postage prepaid, addressed as follows:

If to the Seller:

DW Michelson Associates
c/o Dean Witter Realty Inc.
Two World Trade Center
64th Floor
New York, NY 10048

Attention:          Robert B. Austin

with copies to:

Vincent M. Sacchetti, Esq.
Bingham Dana LLP
150 Federal Street
Boston, Massachusetts 02110

If to the Purchaser:

SC Enterprises
2377 Crenshaw Boulevard
Suite 200
Torrance, California  90501

With a copy to:
John L. Child, Esq.
Greenberg, Glusker, Fields
Claman & Machtinger LLP
1900 Avenue of the Stars
Suite 2100
Los Angeles, CA  90067-4590


If to the Acquired Partnership:

Michelson Company Limited Partnership
c/o Dean Witter Realty Inc.
Two World Trade Center
64th Floor
New York, NY 10048

Attention:          Robert B. Austin

with copies to:

Vincent M. Sacchetti, Esq.
Bingham Dana LLP
150 Federal Street
Boston, Massachusetts 02110
if to Spieker:

Spieker Properties, L.P.
2180 Sand Hill Road, Suite 200
Menlo Park, CA  94025
Attn:                         Craig Vought and
Sara Reynolds, Esq.
with copies to:
Orrick, Herrington & Sutcliffe LLP
Old Federal Reserve Bank Building
400 Sansome Street
San Francisco, CA  94111-3143
Attn:  David S. Fries, Esq.

The Seller, the Acquired Partnership or the Purchaser may designate another addressee or change its address for notices and other communications hereunder by a notice given to the other parties in the manner provided in this Section
16. A notice or other communication sent in compliance with the provisions of this Section 16 shall be deemed given and received (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above (or to such other address as such party has designated as provided above), (ii) if sent by express mail or overnight courier, on the date it is delivered to the other party, or (iii) if sent by registered or certified mail, on the third business day following the day such mailing is made.

  Property Information and Confidentiality.

The Purchaser agrees that, prior to the Closing, all Property Information shall be kept strictly confidential and shall not, without the prior consent of the Seller, be disclosed by the Purchaser or the Purchaser's Representatives, in any manner whatsoever, in whole or in part, and will not be used by the Purchaser or the Purchaser's Representatives, directly or indirectly, for any purpose other than evaluating the Property. Moreover, the Purchaser agrees that, prior to the Closing, the Property Information will be transmitted only to the Purchaser's Representatives (i) who need to know the Property Information for the purpose of evaluating the Property, and who are informed by the Purchaser of the confidential nature of the Property Information, (ii) who agree to be bound by the terms of this Section 17 and Section 6.3 and (iii) who have executed and delivered to the Seller the letter regarding use of the Property Information in the form of Exhibit G hereto. The provisions of this Section 17 shall in no event apply to Property Information which is a matter of public record and shall not prevent the Purchaser from complying with Laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

  Press Releases.

The Purchaser and Seller, for the benefit of each other, hereby agree that between the date hereof and the Closing Date, they will not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the written consent of the other party hereto. It is understood that the foregoing shall not preclude either party from discussing the substance or any relevant details of the transactions contemplated in this Agreement with any of its attorneys, accountants, professional consultants or potential lenders, as the case may be, or prevent either party hereto from complying with Laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

  Return of Property Information.

In the event this Agreement is terminated, the Purchaser and the Purchaser's Representatives shall promptly deliver to the Seller all originals and copies of the Property Information (other than materials prepared by the Purchaser, its employees or their officers) in the possession of the Purchaser and the Purchaser's Representatives. Notwithstanding anything contained herein to the contrary, in no event shall the Purchaser be entitled to receive a return of the Downpayment or the accrued interest thereon, if any, if and when otherwise entitled thereto pursuant to this Agreement until such time as the Purchaser and the Purchaser's Representatives shall have performed the obligations contained in the preceding sentence.

  Property Information Defined.

As used in this Agreement, the term "Property Information" shall mean (i) all information and documents in any way relating to the Property and/or the Buildings, the operation thereof or the sale thereof (including, without limitation, Leases, Contracts and Licenses) furnished to, or otherwise made available for review by, the Purchaser or their directors, officers, employees, affiliates, partners, brokers, agents or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, the "Purchaser's Representatives"), by the Seller or any of the Seller's Affiliates, or their agents or representatives, including, without limitation, their contractors, engineers, attorneys, accountants, consultants, brokers or advisors, and (ii) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by the Purchaser or the Purchaser's Representatives containing or based, in whole or in part, on the information or documents described in the preceding clause (i), or the Investigations, or otherwise reflecting their review or investigation of the Property and/or the Buildings.

  Remedies.

In addition to any other remedies available to the Seller, the Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the Purchaser or the Purchaser's Representatives in order to enforce the provisions of this
Section 17.

The   provisions  of  this  Section  17  shall  survive  the
termination of this Agreement and the Closing.

  Access to Records.

For a period of three (3) years subsequent to the Closing Date, the Seller, the Seller's Affiliates and their employees, agents and representatives shall be entitled to access during business hours to all documents, books and records given to the Purchaser by the Seller at the Closing, including, without limitation, the books and records of the Acquired Partnership, for tax and audit purposes, regulatory compliance, and cooperation with governmental investigations upon reasonable prior notice to the Purchaser, and shall have the right, at their sole cost and expense, to make copies of such documents, books and records.

  Assignments.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by the Purchaser without the prior written consent of the Seller and any assignment or attempted assignment by the Purchaser without such prior written consent shall constitute a default by the Purchaser hereunder and shall be null and void. Notwithstanding the foregoing, Purchaser shall have the right, so long as Purchaser or Purchaser's Nominee (provided this Agreement is assigned in accordance with Section 19 hereof) shall execute an Assignment and Assumption of all of Purchaser's rights, obligations, covenants, representations and warranties with respect to this Agreement in form and in substance reasonably satisfactory to Seller, to nominate Spieker
Properties L.P., a California limited partnership as the Assignee under the Assignment Agreement and as the Grantee under the Deed ("Purchaser's Nominee").

  Entire Agreement, Amendments.

All  prior  statements, understandings, representations  and
agreements  between  the  parties,  oral  or  written,   are
superseded by and merged in this Agreement, which alone fully and completely expresses the agreement between them in connection with this transaction and which is entered into after full investigation, neither party relying upon any statement, understanding, representation or agreement made by the other not embodied in this Agreement. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against the Seller or the party drafting this Agreement. This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular, and no consent or approval required pursuant to this Agreement shall be effective, unless the same shall be in writing and signed by or on behalf of the party to be charged.

  Merger.

Except as otherwise expressly provided herein, the Purchaser's acceptance of the Deed and the Purchaser's
Documents shall be deemed a discharge of all of the obligations of the Seller hereunder and all of the Seller's representations, warranties, covenants and agreements herein shall merge in the documents and agreements executed at the Closing and shall not survive the Closing.

  Limited Recourse.

The Purchaser agrees that neither it nor any party claiming, by, through or under Purchaser, including, without limitation, Purchaser's Nominee (provided this Agreement is assigned in accordance with Section 19 hereof) has and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate of the Seller, including, without limitation, Dean Witter Realty Inc. and the parent and affiliates of Dean Witter Realty Inc. (collectively, the "Seller's Affiliates"), arising out of or in connection with this Agreement or the transactions contemplated hereby. The Purchaser agrees to look solely to the Seller and the Seller's assets directly attributable to the Property for the satisfaction of the Seller's liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements of the Seller contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of the Seller's Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. The total liability of the Seller hereunder shall in no event exceed $700,000.00.

  Miscellaneous.

Neither this Agreement nor any memorandum thereof shall be recorded and any attempted recordation hereof shall be void and shall constitute a default by the party to this Agreement who records or attempts to record this Agreement. Each of the Exhibits and Schedules referred to herein and attached hereto is incorporated herein by this reference. The caption headings in this Agreement are for convenience only and are not intended to be a part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained. If any provision of this Agreement shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Agreement and to this end the provisions of this Agreement are intended to be and shall be severable. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California without reference to principles of conflicts of laws.

  Time of the Essence.

Time is of the essence with respect to this Agreement, including but not limited to the occurrence of the Closing as of the originally scheduled date.

  IRS Form 1099-S Designation.

  In order to comply with information reporting requirements of Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, the parties agree (i) to execute an IRS Form 1099-S Designation Agreement in the form attached hereto as Exhibit H at or prior to the Closing to designate the Title Company as the party who shall be responsible for reporting the contemplated sale of the Property to the Internal Revenue Service (the "IRS") on IRS Form 1099-S; (ii) to provide the Title Company with the information necessary to complete Form 1099-S; (iii) that the Title Company shall not be liable for the actions taken under this Section 25, or for the consequences of those actions, except as they may be the result of gross negligence or willful misconduct on the part of the Title Company; and (iv) that the Title Company shall be indemnified by the parties for any costs or expenses incurred as a result of the actions taken under this Section 25, except as they may be the result of gross negligence or willful misconduct on the part of the Title Company. The Title Company shall provide all parties to this transaction with copies of the IRS Forms 1099-S filed with the IRS and with any other documents used to complete IRS Form 1099-S.

  Access to Records.

Subsequent to the Closing Date and until the fourth anniversary thereof, Purchaser shall have the right to audit the books and records of Seller in respect of the Property for the last two entire fiscal years of the Seller ending prior to the Closing Date and the portion of the Seller's fiscal year in which the Closing occurs to and including the Closing Date.

  Attorney's Fees.

  In  any  event that at any time Seller or Purchaser  shall institute any action or proceeding against the other relating to this Agreement or any default hereunder, then and in that event the prevailing party in such action or proceeding shall be entitled to recover from the other party its reasonable attorneys' fees which shall be deemed to have accrued on the commencement of such action or proceeding and shall be payable whether or not such action is prosecuted to judgment.

  Counterparts.

    This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

  Tax Free Exchange.

    Purchaser may consummate the purchase of the Property as part of a so-called like kind exchange (the "Exchange") pursuant to 1031 of the Internal Revenue Code of 1986, as amended (the "Code"), provided that: (i) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Purchaser's obligations under this Agreement; (ii) Purchaser shall effect the Exchange through an assignment of this Agreement, or their rights under this Agreement, to a qualified intermediary; (iii) Seller shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (iv) Purchaser shall pay any additional costs that would not otherwise have been incurred by Purchaser or Seller had Purchaser not consummated its purchase through the Exchange. Seller shall not by this agreement or acquiescent to the Exchange (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to Purchaser that the Exchange in fact complies with 1031 of the Code.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

                         SELLER:

                         DW MICHELSON ASSOCIATES, a
                         California general partnership

                             By:  DEAN  WITTER REALTY  YIELD
PLUS,                                     L.P.,  a  Delaware
limited                                          partnership
general partner


                                By: DEAN WITTER REALTY YIELD
PLUS  INC.,  a  Delaware                         corporation
general partner


                                By:   /s/Robert B. Austin
                                Name: Robert B. Austin
                                Title:  Vice President


                                By: DEAN WITTER REALTY YIELD
PLUS II, L.P.,a Delaware                limited partnership
general                                 partner


                                    By: DEAN WITTER REALTY
                                         YIELD PLUS II INC.,
a
                                        Delaware corporation
                                        general partner

                                By:   /s/Robert B. Austin
                                Name: Robert B. Austin
                                Title:  Vice President

                              PURCHASER:

                              SC ENTERPRISES, a California
                              limited partnership

                              By:  /s/Shurl Curci
                                 its general partner

                                 By:    _________________
                                 Name:  _________________
                                                      Title:
_________________


                              Acquired Partnership:

                              MICHELSON COMPANY Limited
                                Partnership,  a   California
limited
                              partnership

                              By: DW MICHELSON ASSOCIATES
                                 general partner

                                 By: DEAN WITTER REALTY
                                    YIELD PLUS, L.P.
                                    general partner

                                    By: DEAN WITTER REALTY
                                        YIELD PLUS INC.
                                        general partner

                                      By:     /s/Robert   B.
Austin
                                    Name: Robert B. Austin
                                    Title:   Vice President
                                 By: DEAN WITTER REALTY
                                    YIELD PLUS II, L.P.
                                    general partner


                                    By: DEAN WITTER REALTY
                                        YIELD PLUS II INC.
                                        general partner


                                    By:  /s/Robert B. Austin
                                      Name:      Robert   B.
Austin
                                    Title:   Vice President
       FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

      This Amendment to Purchase and Sale Agreement (this "Amendment") is dated as of February 13, 1997, by and among DW Michelson Associates, a California general partnership ("Seller"), SC Enterprises, a California limited partnership ("Purchaser"), and Commonwealth Land Title Insurance Company (the "Escrow Agent").

                         WITNESSETH:

      WHEREAS, Seller and Buyer have entered into that certain Purchase and Sale Agreement (the "Agreement") dated as of December 26, 1997, pursuant to which Seller has agreed to sell, and Buyer has agreed to buy, on the terms and conditions stated therein, certain real and personal property located in Irvine, California, more particularly described in the Agreement and defined therein as the "Property", and certain promissory notes and interests in the Acquired Partnership, more particularly described in the Agreement and defined therein as the "Notes" and the "Interests", respectively; and

     WHEREAS, the Due Diligence Period referenced in Section
4 of the Agreement has ended on the date hereof; and

      WHEREAS, the Purchaser has requested that the Seller extend the Closing Date referenced in Section 1.2 of the Agreement; and

      WHEREAS,  the Seller is willing to extend the  Closing
Date but only in accordance with the terms and provisions contained herein.

       NOW THEREFORE, in consideration of Ten Dollars ($10.00), the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Buyer, Seller and Escrow Agent hereby agree as follows:

      1. Capitalized terms used herein and not otherwise defined shall have the same meaning herein as the meanings ascribed to them in the Agreement.

      2. Purchaser acknowledges that it has had ample time to examine all aspects of the Property and the Property Information in accordance with Section 4 of the Agreement and waives any and all objections it may have with respect to the condition of the property or status of Seller's title thereto, including, without limitation, objections to Unacceptable Encumbrances pursuant to Section 5.1 of the Agreement.

      3.   With the exception of those conditions listed  in
Section 8 and Section 13.1(i) of the Agreement, Purchaser acknowledges that the Seller has fulfilled every condition of Closing and Condition Precedent to Purchaser's obligation to perform Purchaser's obligations as set forth in the Agreement, including, without limitation, (i) delivery of Estoppel Certificates pursuant to Section 4.3 of the Agreement; (ii) delivery of the Survey pursuant to Section 5 of the Agreement; (iii) delivery of the Title Commitment pursuant to Section 5 of the Agreement; and (iv) removal of any Unacceptable Encumbrances pursuant to Section 5.2 of the Agreement. Notwithstanding the foregoing, at the Closing Seller shall execute and deliver to Purchaser a Seller's Estoppel Certificate as to any tenant under a Lease who has failed to deliver an Estoppel Certificate, as provided in
Section 4.3 of the Agreement.

     4. Purchaser acknowledges that it has been advised of Los Angeles Superior Court Case No. 788402, Town & Country Credit Corp. v. Michelson Company, Ltd. (the "Action") and the Lis Pendens which has been filed against the Property in connection with the Action. Purchaser hereby agrees to take title to the Property subject to the Lis Pendens and to defend the Action on behalf of the Acquired Partnership. Seller agrees to indemnify Purchaser against and to hold Purchaser harmless from any and all liabilities, losses, claims, damages and expenses, including attorneys' fees and expenses and other expenses relating to the Action incurred prior to or at any time after the date hereof.

      5.   Seller and Purchaser agree that no later than two
(2) business days after the mutual execution of this Amendment, Purchaser shall deliver an extension fee of One Million Dollars ($1,000,000) (the "Extension Fee") to Commonwealth Land Title Company (the "Escrow Agent") by wire transfer, certified funds or other immediately available funds reasonably satisfactory to Seller. The Extension Fee shall be added to the Downpayment and the term "Downpayment" shall be deemed to include the Extension Fee and all interest accrued thereon.

     6.   Seller and Purchaser agree that the date "February
15, 1998" appearing in Section 1.2 of the Agreement is hereby deleted and replaced with the following: "April 3, 1998".

     7. Seller and Purchaser agree that the phrase "at the Closing" appearing in the third line of Section 2.1(c) of the Agreement is hereby deleted and replaced with the following: "no later than 3:00 P.M., New York, New York time, April 2, 1998".

      8.   The Downpayment as increased by the Extension Fee
shall  be  held  and  disbursed  by  the  Escrow  Agent   in
accordance with the Agreement.

      9. The Seller and Purchaser hereby confirm, reaffirm and ratify all and singular the terms and conditions of the Agreement as specifically amended hereby.

      10. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.


                         SELLER:

                         DW MICHELSON ASSOCIATES, a
                         California general partnership

                                   By:  DEAN WITTER REALTY
                                        YIELD PLUS, L.P.,
                                        a Delaware limited
                                        partnership
                                        general partner


                                        By:  DEAN WITTER
REALTY
                                        YIELD PLUS INC., a
                                        Delaware corporation
                                        general partner



By:                                /s/Robert B. Austin
                                   Name: Robert B. Austin
                                   Title:    Vice President

                                   By:  DEAN WITTER REALTY
                                        YIELD PLUS II, L.P.,
                                        a Delaware limited
                                        partnership
                                        general partner


                                        By:  DEAN WITTER
REALTY
                                        YIELD PLUS II INC.,
a
                                        Delaware corporation
                                        general partner

                                   By:   /s/Robert B. Austin
                                   Name: Robert B. Austin
                                   Title:    Vice President

                         PURCHASER:


                              SC ENTERPRISES, a California
                              limited partnership

                              By:  /s/Shurl Curci
                                 its general partner

                                 By:  ___________________
                                 Name:  ___________________
                                 Title: ____________________


                              ESCROW AGENT:

                              COMMONWEALTH LAND TITLE
                                INSURANCE COMPANY

                              By:_________________________
                              Name:______________________
                              Title:_______________________
             ASSIGNMENT AND ASSUMPTION AGREEMENT

       THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Agreement"), dated as of April 3, 1998, is entered into by and between SC ENTERPRISES, a California limited partnership ("Assignor"), and SPIEKER PROPERTIES, L.P., a California limited partnership ("Assignee").

     WHEREAS, Assignor is the "Purchaser" under that certain Purchaser and Sale Agreement dated as of December 16, 1997 by and among DW Michelson Associates, a California general partnership, as "Seller," Michelson Company Limited Partnership, a California limited partnership, as "Acquired Partnership"), and Assignor (as such may have been amended, if at all, the "Purchase Contract").

      WHEREAS, pursuant to Section 19 of the Purchase Contract, Assignor has the right to assign certain of its rights and obligations under the Purchaser Contract to Assignor, provided that the form of the assignment agreement has been approved by Seller.

      WHEREAS, Assignor desires to assign to Assignee all of its right, title and interest in, to and under the Purchase contract, other than Assignor's right to purchase the Secured Note and the Unsecured Note (collectively, the "Retained Notes"), and Assignee desires to accept the assignment thereof and assume Assignor's obligations under the Purchaser Contract, other than to pay the portion of the Purchase Price allocable under the Purchase Contract to the Retained Notes (i.e., $1,000,000) and to execute the deliver documents relating to the purchase of the Retained Notes.

      NOW, THEREFORE, in consideration of the agreements and conditions contained herein and other valuable consideration, the receipt and sufficiently of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1. Capitalized terms used herein and no otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

     2. Assignor hereby assigns to Assignee all its right, title and interest in, to and under the Purchase Contract, other than Assignor's right to purchase the Retained Notes, and Assignee hereby accepts such assignment.

       3. Assignee hereby assumes all of Assignor's obligations under the Purchase Contract other than Assignor's right to purchase the Retained Notes and agrees fully and faithfully to perform and discharge, as and when performance and discharge are due, all of such obligations; provided that, notwithstanding the foregoing, in no event shall Assignee assume any of Assignor's obligations under the Purchase Contract to pay the portion of the Purchase Price allocable under the Purchase Contract to the Retained Notes (i.e., $1,000,000) or to execute or deliver any documents relating to the purchase of the Retained Notes. Assignor shall remain jointly and severally liable with Assignee for all obligations assumed by Assignee hereunder, and nothing contained herein shall be construed to limit Assignor's obligations under the Purchase Contract.

      4. Assignor agrees fully and faithfully to perform and discharge, as and when performance and discharge are due, its obligations under the Purchase Contract to pay the portion of the Purchase Price allocable under the Purchase Contract to the Retained Notes (i.e., $1,000,000) and to execute and deliver all documents relating to the purchase of the Retained Notes.

      5. Assignor hereby agrees to indemnify, defend and hold Assignee harmless from and against any all claims, obligations, liabilities, damages, actions or causes of action that Assignee may incur in connection with the Purchase Contract and the transactions described therein to the extent resulting from any default under the Purchase contract by Assignor prior to the date hereof or as a result of Assignor's default in its obligations set forth in Paragraph 4 above. Except to the extent Assignee is entitled to indemnification pursuant to the immediately preceding sentence, Assignee hereby agrees to indemnify, defend and hold Assignor harmless from and against any all claims, obligations, liabilities, damages, actions or causes of action that Assignor may incur in connection with any default under the Purchase Contract by Assignee after the date hereof or as a result of Assignee's default in its obligations set forth in Paragraph 3 above.

       6. Assignor hereby represents and warrants to Assignee that, to the best of Assignor's knowledge, the Purchase Contract is in full force and effect and Assignor is not in default under the terms of the Purchase Contract.

     7. If either party hereto fails to perform any of its obligations under this Agreement or if a dispute arises between the parties hereto concerning the meanings or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and attorneys' fees and disbursements. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

      8. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors in interest and assigns.

      9. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

      10. In the event that any portion of this Agreement shall be illegal, null or void, the remaining portions of its Agreement shall not be affected thereby and shall remain in force and effect to the fullest extent permitted by law.

      11. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement as of the day and year first above written.

                    Assignor: SC ENTERPRISES, a California
limited partnership

                              By:  /s/Shurl Curci
                                   Shurl Curci, as Trustee
of The Curci Trust of                        1983 (Restated)
                              Its: General Partner
                    Assignee: SPIEKER PROPERTIES, L.P., a
California limited                           partnership

                              By:    Spieker Properties,
Inc.,
                                 a Maryland corporation,
its General Partner

                                 By: Jeffrey K. Nickerl
                                 Its:      Vice President

      Pursuant to the provisions of Section 19 of the Purchase contract, the undersigned hereby consents to and approves of the foregoing Agreement and shall be entitled to the rights and benefits hereunder at law and at equity.

                              DW MICHELSON ASSOCIATES, a
California general partnership

                              By:    Dean Witter Realty
Yield                                Plus, L.P., a Delaware
limited partnership, General            Partner

                                 By:    Dean Witter Realty
Yield Plus Inc., a                           Delaware
corporation,                            General Partner

                                    By:    /s/Robert B.
Austin
                                    Name:  Robert B. Austin
                                    Title: Vice President
                               By: Dean Witter Realty Yield
Plus II, L.P., a Delaware               limited partnership,
General                            Partner

                                  By: Dean Witter Realty
Yield Plus II Inc., a                   Delaware
corporation,                            General Partner
                                      By:  /s/Robert B.
Austin
                                      Name:  Robert B.
Austin
                                      Title:Vice President